Exhibit 99.1

3 March 2015

Diligent Directors Nomination

Diligent Board Member Services, Inc.’s (Company) annual meeting is to be held on April 28, 2015 at 11:00 a.m. New Zealand local time, at the Pullman Hotel, Corner of Princes and Waterloo Quadrant, Auckland, New Zealand and the record date for determining the shareholders entitled to vote at the Annual Meeting is March 6, 2015.

Pursuant to Listing Rule 3.3.5 of the NZSX Listing Rules, shareholders entitled to attend and vote at the annual meeting of the Company have the right to propose nominees for Directors of the Company to be elected at the 2015 annual meeting.

The closing date for nominations is March 17, 2015.

Nominations must be sent to Sonya Joyce, Diligent Board Member Services, Inc. PO Box 10 368, Phillipstown, Christchurch 8145, New Zealand. Any nomination to be effective must be received by Ms Joyce by no later than 5:00pm Tuesday, March 17, 2015.

Any nomination should be accompanied by the name, age and address and telephone number of the individual proposed, and sufficient background about the individual’s qualifications including education, work experience, managerial experience and community involvement. Evidence should also be provided that the proposed nominee has agreed to serve if he or she were to be elected.

Under the rules of the United States Securities and Exchange Commission (SEC) applicable to the Company, to include a shareholder nominee in a company’s proxy materials under a procedure set forth under applicable foreign law, a nominating shareholder or shareholder group must notify the company of its intent on a Schedule 14N (Rule 14n-101, Title 17, of the Code of Federal Regulations), this must be filed with the SEC on the date first transmitted to the company.

Because the date for this year’s Annual Meeting has changed by more than 30 days in relation to last year’s annual meeting, pursuant to Rule 14a-8 under the U.S. Securities Exchange Act of 1934, as amended, shareholders who wish to have a proposal considered for inclusion in the Company’s proxy materials for the Annual Meeting must ensure that such proposal is received by no later than the close of business on March 17, 2015 (New Zealand time), which the Company believes is a reasonable time before it expects to begin to print and send its proxy materials to its shareholders. Any such proposals must be received by such deadline by Sonya Joyce at the address designated above, and otherwise comply with all other requirements of Rule 14a-8.

Contact:	Sonya Joyce
Telephone:	+64 4 894 6912
Email:	sjoyce@boardbooks.com